Exhibit (14)(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Other Service Providers” and “Appendix B — Form of Agreement and Plan of Reorganization — Article IV — Representations and Warranties — 4.1(h)” and to the incorporation by reference of our report dated January 18, 2006, with respect to the financial statements of Merrill Lynch Inflation Protected Fund, for the year ended November 30, 2005 in this Registration Statement on Form N-14 under the Securities Act of 1933 (File No. 333-133762) of BLACKROCK FUNDS SM.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

June 12, 2006